Exhibit 4.5

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

ALABAMA POWER COMPANY

Pursuant to, and with the effect provided in, Section 10-2B-6.02 of the Code of Alabama, 1975, as amended (the "Code"), the undersigned company adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the company is "Alabama Power Company" (the "Company").

SECOND: The following resolutions amending the Company's Articles of Incorporation, as amended, providing for, among other things, the issuance and sale of not more than 8,000,000 shares of Preference Stock (Stated Capital $25 Per Share), not in excess of an aggregate $200 million, in one or more series and establishing each series of the new stock (as defined below), was duly adopted in the manner provided by the Code by the Company's Board of Directors at a meeting held on July 27, 2007, and the Company has determined that it desires to subsequently issue 6,000,000 shares of the Preference Stock, for an aggregate amount of $150 million, shareholder approval therefor not being required:

RESOLVED, That the relative rights and preferences of not more than 8,000,000 authorized but unissued shares of undesignated Preference Stock (Stated Capital $25 Per Share) (the "new stock") in those respects in which the shares thereof may vary from the shares of other series of Preference Stock which may now or hereafter be authorized or created shall be as follows:

(1)               The officers of the Company be and hereby are authorized to determine the dividend rate or rates of the new stock, not to exceed 7.5% of the stated capital per annum, from and after the date issued, but only when declared by the Board of Directors and the dividend payment dates shall be the first days of January, April, July and October (the “Dividend Payment Date”) in each year commencing on the applicable Dividend Payment Date succeeding the date of issuance of the new stock. If declared, dividends shall be payable to shareholders of record on a date as may be determined by the Board of Directors. If any Dividend

Payment Date is not a business day, the related dividend, if declared, will be paid on the next succeeding business day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment.

(2)               Dividends payable on the new stock shall be non-cumulative and, accordingly, if the Board of Directors of the Company does not declare a dividend or declares less than a full dividend on the new stock for a dividend period, holders of the new stock will have no right to receive a dividend or the full dividend, as the case may be, for the dividend period and the Company will have no obligation to pay a dividend for that dividend period, whether or not the Company pays dividends in full or has sufficient funds to pay dividends in the future. Dividends payable on the new stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period.

(3)               (a)The Company may redeem any or all of the new stock, from time to time, at a redemption price equal to:

(i)      if the date on which the shares of the new stock are to be redeemed (the “Redemption Date”) is prior to October 1, 2017 (the “Initial Redemption Date”), the greater of (1) $25.00 per share of the new stock to be redeemed or (2) the sum of the present values of the liquidation amount and the remaining scheduled dividend payments on the shares of the new stock to be redeemed to the Initial Redemption Date (for purposes of this calculation, the $25.00 per share liquidation amount of the new stock is deemed payable on the Initial Redemption Date and the remaining scheduled dividend payments are those dividend payments payable on or before the Initial Redemption Date (presuming full dividends are declared for each Dividend Payment Date) for the period from the Dividend Payment Date immediately preceding the Redemption Date to the Initial Redemption Date (excluding any accrued and unpaid dividends (whether or not declared) to the Redemption Date)) discounted (for purposes of determining present value) to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-

day months) at a discount rate equal to the Treasury Yield (as defined below) plus 25 basis points; or

(ii)     if the Redemption Date is on or after the Initial Redemption Date, $25.00 per share of the new stock to be redeemed,

plus in each case, an amount equal to the amount of the accrued and unpaid dividends (whether or not declared) from the Dividend Payment Date immediately preceding the Redemption Date to but excluding the Redemption Date, but without accumulation of unpaid dividends on the new stock for prior dividend periods.

(b)            In the event the Company shall determine to redeem any or all of the new stock as aforesaid, the Company will give notice of any such redemption to holders of record of the new stock not more than 60 nor less than 30 days prior to the date fixed by the Board of Directors for such redemption. Failure to give notice to any holder of record of the new stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of record of the new stock being redeemed.

(c)            Notice having been given as herein provided, from and after the Redemption Date, dividends on the new stock called for redemption shall cease to accrue and such new stock called for redemption will no longer be deemed outstanding, and all rights of the holders thereof, other than the right to receive the redemption price as herein provided, will cease.

(d)            Holders of the new stock will have no right to require redemption of any shares of the new stock.

(e)            Any shares of the new stock that are redeemed shall thereafter have the status of authorized but unissued shares of preference stock of the Company undesignated as to series, and may thereafter be reissued by the Board of Directors in the same manner as any other authorized and unissued shares of preference stock.

(f)             If the Company shall deposit on or prior to any date fixed for redemption of the new stock, with any bank or trust company having a capital, surplus and undivided profits aggregating at least fifty million dollars ($50,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective holders of such shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said shares to the holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.

(g)            In case the holder of any such new stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the bank or trust company shall upon demand pay over to the Company such amounts so deposited and the bank or trust company shall thereupon be relieved from all responsibility to the holder thereof. No interest on such deposit shall be payable to any such holder.

(h)            Nothing contained in this paragraph (3) shall limit any legal right of the Company to purchase or otherwise acquire any shares of the new stock.

(4)               The amount payable in the event of liquidation shall be $25 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends for any prior dividend periods.

(5)               The shares of such class shall not be, by their terms, convertible or exchangeable.

(6)               The shares of such class shall not be, by their terms, entitled to the benefit of any sinking fund.

(7)               Upon the issuance of shares of the new stock, there shall be transferred from the Premium on Capital Stock Account to the Preference Stock Account an amount equal to $24 per share, and thereafter the stated capital of each share of the new stock shall be $25 per share.

(8)               The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below.

(a)               A “business day” means a day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed.

(b)               “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new stock to the Initial Redemption Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate securities of comparable maturity to the Initial Redemption Date.

(c)               “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

(d)               “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

(e)               “Reference Treasury Dealer” means a primary United States Government securities dealer in New York City appointed by the Company.

(f)                “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such Redemption Date).

(g)               “Treasury Yield” means, with respect to any Redemption Date, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

THIRD: The undersigned officers of the Company pursuant to the authority granted them by the Company’s Board of Directors at a meeting held on July 27, 2007 hereby establish and designate, on behalf of the Company, a series of Preference Stock comprising 6,000,000 shares of 6.45% Series Preference Stock, Non-Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share) (the "6.45% Series Preference Stock"). Dividends shall be payable upon the 6.45% Series Preference Stock at a rate of 6.45% of the stated capital per annum.

IN WITNESS WHEREOF, the undersigned officers of the Company do hereby set their hand and the seal of the Company on the 18th day of September, 2007.

/s/Art P. Beattie
Art P. Beattie
Executive Vice President, Chief Financial
Officer and Treasurer
Alabama Power Company

/s/Ceila H. Shorts
Ceila H. Shorts
Assistant Secretary
Alabama Power Company

This Instrument was prepared by:

Monica W. Sargent

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 2600

Birmingham, AL 35203